R E S T R I C T E D S T O C K U N I T AW A R D N O T I C E

Non-transferable

G R A N T T O

(“Grantee”)

by Torchmark Corporation (the “Company”) of

_______restricted stock units convertible into shares of its common stock, par value $1.00 per share (the “Units”)

pursuant to and subject to the provisions of the Torchmark Corporation 2018 Non-Employee Director Compensation Plan, as amended, which is a sub-plan of the Torchmark Corporation 2018 Incentive Plan (collectively, the “Plans”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”). By accepting the Units, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Notice and the Plans. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plans.

Unless vesting is accelerated in accordance with the Plans, the Shares shall vest in accordance with the following schedule:

Vesting Date	Percent of Shares Vested
Six (6) months after Grant Date	100%

IN WITNESS WHEREOF, Torchmark Corporation, acting by and through its duly authorized officers, has caused this Notice to be duly executed as of the Grant Date, as indicated below.

Torchmark Corporation

By: _____________________________            Grant Date: _____________________________

TERMS AND CONDITIONS
1. Vesting of Units. The Units have been credited to a bookkeeping account on behalf of Grantee. The Units will vest and become non-forfeitable on the earliest to occur of the following (the “Vesting Date”):

(a)	as to all of the Units, on the six (6) month anniversary of the Grant Date, or

(b)	the termination of Grantee’s service as a director of the Company by reason of his or her Retirement, death or Disability, or

(c)	the effective date of a Change in Control.
If Grantee’s service as a director of the Company terminates prior to the Vesting Date for any reason other than as described in (b) above, Grantee shall forfeit all right, title and interest in and to the Units as of the date of such termination and the Units will be reconveyed to the Company without further consideration or any act or action by Grantee.
2. Conversion to Stock. Unless the Units are forfeited prior to the Vesting Date as provided in section 1 above, the Units will be converted to actual shares of Stock on the date of termination of Grantee’s service as a director of the Company for any reason. Shares of Stock will be registered on the books of the Company in Grantee’s name as of the date of conversion and delivered to Grantee as soon as practical thereafter, in certificated or uncertificated form, as Grantee shall direct.
3. Dividend Equivalents. If and when dividends or other distributions are paid with respect to the Stock while the Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Stock then underlying the Units shall be converted into additional Units in Grantee’s name, based on the Fair Market Value of the Stock as of the date such dividends or distributions were payable, and such additional Units shall be fully vested as of such date.
4. Restrictions on Transfer and Pledge. No right or interest of Grantee in the Units may be pledged, hypothecated or otherwise encumbered to or in favor of any party other than the Company or an Affiliate, or be subjected to any lien, obligation or liability of Grantee to any other party other than the Company or an Affiliate. Units are not assignable or transferable by Grantee other than by will or the laws of descent and distribution; but the Committee may permit other transfers in accordance with the Plans.
5. Limitation of Rights. The Units do not confer to Grantee or Grantee’s beneficiary any rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with the Units. Nothing in this Notice shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue in the service of the Company or any Affiliate.
6. Amendment. The Committee may amend, modify or terminate this Notice without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award in any way. Notwithstanding anything herein to the contrary, the Committee may, without Grantee’s consent, amend or interpret this Certificate to the extent necessary to comply with Section 409A of the Code and Treasury regulations and guidance with respect to such law.
7. Plans Control. The terms contained in the Plans shall be and are hereby incorporated into and made a part of this Notice and this Notice shall be governed by and construed in accordance with the Plans. In the event of any actual or alleged conflict between the provisions of the approved Plans and the provisions of this Notice, the provisions of the Plans shall be controlling and determinative.
8. Successors. This Notice shall be binding upon any successor of the Company, in accordance with the terms of this Notice and the Plans.
9. Severability. If any one or more of the provisions contained in this Notice is invalid, illegal or unenforceable, the other provisions of this Notice will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

10. Notice. Notices hereunder must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Torchmark Corporation, 3700 South Stonebridge Drive, McKinney, Texas 75070, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.